Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Fourth Quarter and Full Year 2017 Results

WALTHAM, Mass. (January 31, 2018) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Full Year 2017 Highlights

•	Fourth quarter revenue grew 22% to $6.05 billion.

•	Full year revenue grew 14% to $20.92 billion.

•	Fourth quarter GAAP diluted earnings per share (EPS) decreased 18% to $1.30.
Full year GAAP diluted EPS increased 10% to $5.59. GAAP results include a one-time tax provision of $204 million associated with the recent enactment of tax reform legislation in the U.S.

•	Fourth quarter adjusted EPS increased 16% to $2.79.
Full year adjusted EPS increased 15% to $9.49.

•
Invested $0.9 billion in R&D during the year and launched high-impact products across all segments, highlighted by the Thermo Scientific Q-Exactive HF-X mass spectrometer, Thermo Scientific Krios G3i cryo transmission electron microscope, Applied Biosystems SeqStudio genetic analyzer and the Oncomine Dx Target Test.

•
Delivered strong year-over-year growth in Asia-Pacific and Emerging Markets, led by outstanding performance in China, and added new capabilities to support growth opportunities in China, South Korea and the Middle East.

•
Deployed $7.8 billion in 2017 on strategic acquisitions, adding leading biopharma contract development and manufacturing services through Patheon and expanding our offerings in bioproduction, cloud-based informatics, electron microscopy and transplant diagnostics.

•	Returned $1 billion of capital to shareholders in 2017 through stock buybacks and dividends.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased to deliver an excellent 2017, with a very strong finish in the fourth quarter that capped off another outstanding year,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our performance demonstrates the continued success of our proven growth strategy and great execution by our teams.

“Among the highlights of 2017, we launched innovative new products in our key technology platforms, and enabled breakthroughs in proteomics, genetic analysis and structural biology. We continued to leverage our industry-leading scale to deliver strong performance in high-growth emerging markets, particularly China, India and South Korea. It was also a very active year for strategic M&A. We significantly enhanced our value proposition with the addition of Patheon’s leading services offering for pharma and biotech customers.”

Casper concluded, “We’re in an excellent position as we begin 2018, and we’re energized about our prospects for the future.”

Fourth Quarter 2017

Revenue for the quarter grew 22% to $6.05 billion in 2017, versus $4.95 billion in 2016. Organic revenue growth was 8%; acquisitions increased revenue by 11% and currency translation increased revenue by 3%.

GAAP Earnings Results

GAAP diluted EPS in the fourth quarter decreased to $1.30, versus $1.59 in the same quarter last year, due to the one-time tax provision previously noted. GAAP operating income for the fourth quarter of 2017 grew to $0.96 billion, compared with $0.75 billion in the fourth quarter of 2016. GAAP operating margin increased to 15.8%, compared with 15.2% in the fourth quarter of 2016.

Non-GAAP Earnings Results

Adjusted EPS in the fourth quarter of 2017 increased 16% to $2.79, versus $2.41 in the fourth quarter of 2016. Adjusted operating income for the fourth quarter of 2017 grew 18% compared with the year-ago quarter. Adjusted operating margin decreased 80 basis points to 24.0%, compared with 24.8% in the fourth quarter of 2016.

Full Year 2017

Revenue for the full year grew 14% to $20.92 billion in 2017, versus $18.27 billion in 2016. Organic revenue growth was 5%; acquisitions increased revenue by 9% and currency translation increased revenue slightly.

GAAP Earnings Results

GAAP diluted EPS for the full year increased to $5.59, versus $5.09 in 2016. GAAP diluted EPS in 2017 reflects the one-time tax provision. GAAP operating income for 2017 grew to $2.97 billion, compared with $2.45 billion a year ago. GAAP operating margin was 14.2% in 2017, compared with 13.4% in 2016.

Non-GAAP Earnings Results

Adjusted EPS for the full year rose 15% to $9.49, versus $8.27 in 2016. Adjusted operating income for 2017 grew 15% compared with 2016, and adjusted operating margin expanded 10 basis points to 23.2%, compared with 23.1% a year ago.

Annual Guidance for 2018

The company will provide 2018 financial guidance on its earnings conference call this morning at 8:30 a.m. Eastern time.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the fourth quarter of 2017, Life Sciences Solutions Segment revenue grew 11% to $1.58 billion, compared with revenue of $1.42 billion in the fourth quarter of 2016. Segment adjusted operating margin increased to 35.6%, versus 32.9% in the 2016 quarter.

For the full year 2017, Life Sciences Solutions Segment revenue rose 8% to $5.73 billion, compared with revenue of $5.32 billion in 2016. Segment adjusted operating margin increased to 33.1% in 2017, compared with 30.0% a year ago.

Analytical Instruments Segment

Results for the Analytical Instruments Segment reflect the acquisition of FEI Company in September 2016. Segment revenue grew 16% to $1.41 billion in the fourth quarter of 2017, compared with revenue of $1.22 billion in the fourth quarter of 2016. Segment adjusted operating margin was flat at 24.5%.

For the full year 2017, Analytical Instruments Segment revenue rose 31% to $4.82 billion, compared with revenue of $3.67 billion in 2016. Segment adjusted operating margin grew to 21.3%, versus 20.3% in 2016.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 10% to $0.91 billion in the fourth quarter of 2017, compared with revenue of $0.83 billion in the fourth quarter of 2016. Segment adjusted operating margin was 26.5%, versus 27.2% in the 2016 quarter.

For the full year 2017, Specialty Diagnostics Segment revenue grew 4% to $3.49 billion, compared with revenue of $3.34 billion in 2016. Segment adjusted operating margin was 26.7%, versus 2016 results of 27.2%.

Laboratory Products and Services Segment

Laboratory Products and Services Segment results reflect the acquisition of Patheon in late August 2017. In the fourth quarter of 2017, segment revenue grew 43% to $2.40 billion, compared with revenue of $1.68 billion in the fourth quarter of 2016. Segment adjusted operating margin was 12.5%, versus 14.0% in the 2016 quarter.

For the full year 2017, Laboratory Products and Services Segment revenue grew 16% to $7.83 billion, compared with revenue of $6.72 billion in 2016. Segment adjusted operating margin was 12.9%, versus 14.4% in 2016.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2018, based on acquisitions closed through the end of 2017, our adjusted EPS will exclude approximately $3.25 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the effect on deferred tax balances of enacted changes in tax rates or, in 2017, the incremental impact of tax reform legislation in the U.S.), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, January 31, 2018, at 8:30 a.m. Eastern time. To listen, dial (844) 579-6824 within the U.S. or (763) 488-9145 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 16, 2018.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $20 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (a)(b)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2017	Revenues	2016	Revenues

Revenues	$6,047		$4,953
Costs and Operating Expenses:
Cost of revenues (c)	3,250	53.7%	2,546	51.4%
Selling, general and administrative expenses (d)	1,163	19.2%	1,017	20.5%
Amortization of acquisition-related intangible assets	441	7.3%	376	7.6%
Research and development expenses	233	3.9%	213	4.3%
Restructuring and other costs, net (e)	2	0.0%	48	1.0%
	5,089	84.2%	4,200	84.8%

Operating Income	958	15.8%	753	15.2%
Interest Income	20		14
Interest Expense	(166)		(131)
Other Income, Net (f)	8		16

Income Before Income Taxes	820		652
Provision for Income Taxes (g)	(290)		(19)

Income from Continuing Operations	530		633

Loss from Discontinued Operations	(2)		(3)

Net Income	$528	8.7%	$630	12.7%

Earnings per Share from Continuing Operations:
Basic	$1.32		$1.60
Diluted	$1.31		$1.59

Earnings per Share:
Basic	$1.32		$1.60
Diluted	$1.30		$1.59

Weighted Average Shares:
Basic	401		395
Diluted	405		397

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$958	15.8%	$753	15.2%
Cost of Revenues Charges (c)	46	0.8%	41	0.8%
Selling, General and Administrative Charges, Net (d)	3	0.1%	9	0.2%
Restructuring and Other Costs, Net (e)	2	0.0%	48	1.0%
Amortization of Acquisition-related Intangible Assets	441	7.3%	376	7.6%

Adjusted Operating Income (b)	$1,450	24.0%	$1,227	24.8%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$528		$630
Cost of Revenues Charges (c)	46		41
Selling, General and Administrative Charges, Net (d)	3		9
Restructuring and Other Costs, Net (e)	2		48
Amortization of Acquisition-related Intangible Assets	441		376
Other Income, Net (f)	(11)		(6)
Provision for (Benefit from) Income Taxes (g)	117		(145)
Discontinued Operations, Net of Tax	2		3

Adjusted Net Income (b)	$1,128		$956

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.30		$1.59
Cost of Revenues Charges, Net of Tax (c)	0.08		0.06
Selling, General and Administrative Charges, Net of Tax (d)	0.04		0.01
Restructuring and Other Costs, Net of Tax (e)	0.02		0.07
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.77		0.60
Other Income, Net of Tax (f)	(0.02)		0.04
Provision for Income Taxes (g)	0.59		0.03
Discontinued Operations, Net of Tax	0.01		0.01

Adjusted EPS (b)	$2.79		$2.41

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,866		$1,205
Net Cash Provided by Discontinued Operations	(1)		(1)
Purchases of Property, Plant and Equipment	(215)		(133)
Proceeds from Sale of Property, Plant and Equipment	3		3

Free Cash Flow	$1,653		$1,074

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2017	Revenues	2016	Revenues

Revenues
Life Sciences Solutions	$1,578	26.1%	$1,419	28.6%
Analytical Instruments	1,414	23.4%	1,217	24.6%
Specialty Diagnostics	914	15.1%	834	16.8%
Laboratory Products and Services	2,401	39.7%	1,681	33.9%
Eliminations	(260)	-4.3%	(198)	-3.9%

Consolidated Revenues	$6,047	100.0%	$4,953	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$561	35.6%	$467	32.9%
Analytical Instruments	346	24.5%	298	24.5%
Specialty Diagnostics	242	26.5%	228	27.2%
Laboratory Products and Services	301	12.5%	234	14.0%

Subtotal Reportable Segments	1,450	24.0%	1,227	24.8%

Cost of Revenues Charges (c)	(46)	-0.8%	(41)	-0.8%
Selling, General and Administrative Charges, Net (d)	(3)	-0.1%	(9)	-0.2%
Restructuring and Other Costs, Net (e)	(2)	0.0%	(48)	-1.0%
Amortization of Acquisition-related Intangible Assets	(441)	-7.3%	(376)	-7.6%

GAAP Operating Income (a)	$958	15.8%	$753	15.2%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2017 and 2016 include i) $40 and $36, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $6 and $5, respectively, of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies.

(d) Reported results in 2017 and 2016 include $13 and $9, respectively, of third-party transaction/integration costs related to recently completed acquisitions. Reported results in 2017 also includes $10 of credits from changes in estimates of contingent acquisition consideration.

(e) Reported results in 2017 and 2016 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2017 include $45 of net credits from litigation, $7 of hurricane response/impairment costs and $4 of net losses on the settlement/curtailment of retirement plans. Reported results in 2016 include $20 of charges for litigation, $2 of environmental remediation costs and $1 of net gains on the sale of assets and settlement of retirement plans.

(f) Reported results in 2017 include a gain of $11 on an investment. Reported results in 2016 include $3 of losses on the early extinguishment of debt and $9 of net gains on investments.
(g) Reported provision for income taxes includes i) $116 and $158 of incremental tax benefit in 2017 and 2016, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $1 and $(1), in 2017 and 2016, respectively, of incremental tax benefit/(provision) from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $30 and $12 of incremental tax provision in 2017 and 2016, respectively, due to audit settlements. Reported provision in 2017 also includes a net provision of $204 from the effects of U.S. tax reform legislation, consisting primarily of the transition tax on deemed repatriated earnings of foreign subsidiaries, net of a benefit from adjusting the deferred tax balances for the U.S. rate reduction.

Notes:
Consolidated depreciation expense is $133 and $98 in 2017 and 2016, respectively.

Consolidated Statement of Income (a)(b)
	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2017	Revenues	2016	Revenues

Revenues	$20,918		$18,274
Costs and Operating Expenses:
Cost of revenues (c)	10,961	52.4%	9,459	51.8%
Selling, general and administrative expenses (d)	4,410	21.1%	4,044	22.1%
Amortization of acquisition-related intangible assets	1,594	7.6%	1,378	7.5%
Research and development expenses	888	4.2%	755	4.1%
Restructuring and other costs, net (e)	97	0.4%	189	1.0%
	17,950	85.8%	15,825	86.6%

Operating Income	2,968	14.2%	2,449	13.4%
Interest Income	81		48
Interest Expense	(592)		(469)
Other Expense, Net (f)	(28)		(4)

Income Before Income Taxes	2,429		2,024
(Provision for) Benefit from Income Taxes (g)	(201)		1

Income from Continuing Operations	2,228		2,025

Loss from Discontinued Operations, Net of Tax	(3)		(3)

Net Income	$2,225	10.6%	$2,022	11.1%

Earnings per Share from Continuing Operations:
Basic	$5.65		$5.13
Diluted	$5.60		$5.10

Earnings per Share:
Basic	$5.64		$5.12
Diluted	$5.59		$5.09

Weighted Average Shares:
Basic	395		395
Diluted	398		397

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,968	14.2%	$2,449	13.4%
Cost of Revenues Charges (c)	123	0.6%	102	0.6%
Selling, General and Administrative Charges, Net (d)	78	0.4%	104	0.6%
Restructuring and Other Costs, Net (e)	97	0.4%	189	1.0%
Amortization of Acquisition-related Intangible Assets	1,594	7.6%	1,378	7.5%

Adjusted Operating Income (b)	$4,860	23.2%	$4,222	23.1%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$2,225		$2,022
Cost of Revenues Charges (c)	123		102
Selling, General and Administrative Charges, Net (d)	78		104
Restructuring and Other Costs, Net (e)	97		189
Amortization of Acquisition-related Intangible Assets	1,594		1,378
Other Expense, Net (f)	19		20
Benefit from Income Taxes (g)	(364)		(530)
Discontinued Operations, Net of Tax	3		3

Adjusted Net Income (b)	$3,775		$3,288

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$5.59		$5.09
Cost of Revenues Charges, Net of Tax (c)	0.21		0.16
Selling, General and Administrative Charges, Net of Tax (d)	0.17		0.18
Restructuring and Other Costs, Net of Tax (e)	0.18		0.30
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.86		2.41
Other Expense, Net of Tax (f)	0.03		0.09
Provision for Income Taxes (g)	0.44		0.03
Discontinued Operations, Net of Tax	0.01		0.01

Adjusted EPS (b)	$9.49		$8.27

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$4,005		$3,258
Net Cash Used in Discontinued Operations	1		2
Purchases of Property, Plant and Equipment	(508)		(444)
Proceeds from Sale of Property, Plant and Equipment	7		26

Free Cash Flow	$3,505		$2,842

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2017	Revenues	2016	Revenues

Revenues
Life Sciences Solutions	$5,728	27.4%	$5,317	29.1%
Analytical Instruments	4,821	23.0%	3,668	20.1%
Specialty Diagnostics	3,486	16.7%	3,339	18.3%
Laboratory Products and Services	7,825	37.4%	6,724	36.8%
Eliminations	(942)	-4.5%	(774)	-4.3%

Consolidated Revenues	$20,918	100.0%	$18,274	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,896	33.1%	$1,596	30.0%
Analytical Instruments	1,027	21.3%	745	20.3%
Specialty Diagnostics	930	26.7%	910	27.2%
Laboratory Products and Services	1,007	12.9%	971	14.4%

Subtotal Reportable Segments	4,860	23.2%	4,222	23.1%

Cost of Revenues Charges (c)	(123)	-0.6%	(102)	-0.6%
Selling, General and Administrative Charges, Net (d)	(78)	-0.4%	(104)	-0.6%
Restructuring and Other Costs, Net (e)	(97)	-0.4%	(189)	-1.0%
Amortization of Acquisition-related Intangible Assets	(1,594)	-7.6%	(1,378)	-7.5%

GAAP Operating Income (a)	$2,968	14.2%	$2,449	13.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2017 and 2016 include i) $87 and $75, respectively, of charges for the sale of inventories revalued at the date of acquisition; ii) $33 and $25 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies; and iii) $3 and $2, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2017 and 2016 include i) $63 and $72, respectively, of third-party transaction/integration costs related to recently completed acquisitions; ii) $(8) and $17, respectively, of (income)/charges associated with product liability litigation; iii) $6 and $8, respectively, of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies; iv) $15 and $(2), respectively, of charges/(credits) from changes in estimates of contingent acquisition consideration; and v) $2 and $9, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2017 and 2016 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2017 include $27 of net credits from litigation, $6 of compensation due at an acquired business on the date of the acquisition, $7 of hurricane response/impairment costs, and $6 of net charges for the settlement/curtailment of retirement plans. Reported results in 2016 include $24 of net charges for litigation, $8 of environmental remediation costs and $6 of net gains on sales of real estate and settlement of retirement plans.

(f) Reported results in 2017 include a $32 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon and $4 of losses on the early extinguishment of debt, offset in part by $17 of net gains from investments. Reported results in 2016 include $22 of charges related to fees paid to obtain bridge financing commitments for the acquisition of FEI, $9 of losses on the early extinguishment of debt and $2 of amortization of acquisition-related intangible assets of the company's equity-method investments, offset in part by $13 of net gains from investments.

(g) Reported provision for income taxes includes i) $538 and $543 of incremental tax benefit in 2017 and 2016, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $61 and $(1) of incremental tax benefit (provision) in 2017 and 2016, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes and iii) $31 and $12 of incremental tax provision in 2017 and 2016, respectively, due to audit settlements. Reported provision in 2017 also includes a net provision of $204 from the effects of U.S. tax reform legislation, consisting primarily of the transition tax on deemed repatriated earnings of foreign subsidiaries, net of a benefit from adjusting the deferred tax balances for the U.S. rate reduction.

Notes:
Consolidated depreciation expense is $439 and $380 in 2017 and 2016, respectively.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
(In millions)	2017	2016

Assets
Current Assets:
Cash and cash equivalents	$1,335	$786
Accounts receivable, net	3,879	3,049
Inventories	2,971	2,213
Other current assets	1,250	973

Total current assets	9,435	7,021

Property, Plant and Equipment, Net	4,047	2,578

Acquisition-related Intangible Assets	16,684	13,969

Other Assets	1,133	1,012

Goodwill	25,290	21,328

Total Assets	$56,589	$45,908

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2,135	$1,255
Other current liabilities	4,861	3,611

Total current liabilities	6,996	4,866

Other Long-term Liabilities	5,307	4,130

Long-term Obligations	18,873	15,372

Total Shareholders' Equity	25,413	21,540

Total Liabilities and Shareholders' Equity	$56,589	$45,908

Condensed Consolidated Statement of Cash Flows

	Year Ended
	December 31,	December 31,
(In millions)	2017	2016

Operating Activities
Net income	$2,225	$2,022
Loss from discontinued operations	3	3
Income from continuing operations	2,228	2,025

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,033	1,758
Change in deferred income taxes	(1,089)	(620)
Other non-cash expenses, net	349	275
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	485	(178)

Net cash provided by continuing operations	4,006	3,260
Net cash used in discontinued operations	(1)	(2)

Net cash provided by operating activities	4,005	3,258

Investing Activities
Acquisitions, net of cash acquired	(7,226)	(5,178)
Purchases of property, plant and equipment	(508)	(444)
Proceeds from sale of property, plant and equipment	7	26
Other investing activities, net	(2)	76

Net cash used in investing activities	(7,729)	(5,520)

Financing Activities
Net proceeds from issuance of debt	6,459	7,604
Repayment of debt	(3,299)	(4,334)
Net proceeds from issuance of commercial paper	8,380	9,182
Repayment of commercial paper	(8,514)	(8,278)
Purchases of company common stock	(750)	(1,250)
Dividends paid	(237)	(238)
Net proceeds from issuance of company common stock	1,690	—
Net proceeds from issuance of company common stock under employee stock plans	128	87
Other financing activities, net	(3)	(14)

Net cash provided by financing activities	3,854	2,759

Exchange Rate Effect on Cash	420	(152)

Increase in Cash, Cash Equivalents and Restricted Cash	550	345
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	811	466

Cash, Cash Equivalents and Restricted Cash at End of Period	$1,361	$811

Free Cash Flow (a)	$3,505	$2,842

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.